Exhibit 99(2)

2010 Second Quarter Earnings Conference Call

Thank you Jay, and welcome to our second quarter conference call. I will make a few brief comments after which John Rielly will review our financial results.

Net income for the second quarter of 2010 was $375 million versus $100 million a year ago.  Our results were positively impacted by higher crude oil and natural gas selling prices and lower exploration expense compared to the year ago quarter.

Exploration and Production earned $488 million.  Crude oil and natural gas production averaged 415 thousand barrels of oil equivalent per day, which was 2 percent above the year ago period.  Higher year-over-year production resulted primarily from increased volumes from the Shenzi Field in the deepwater Gulf of Mexico and the Valhall Field in Norway.

Net production from the Bakken is currently more than 16 thousand barrels of oil equivalent per day and we remain on track to exit this year at a net rate of about 20 thousand barrels of oil equivalent per day. We added three additional rigs during the second quarter and currently have eight rigs dedicated to drilling Bakken wells.

As a result of strong year to date production performance, we have raised our full year 2010 production forecast to a range of 405 to 415 thousand barrels of oil equivalent per day, from our previously forecasted range of 400 to 410 thousand barrels of oil equivalent per day.

Regarding the recent tragic accident in the deepwater Gulf of Mexico, we are deeply saddened by the devastating loss of life, ecological damage to the Gulf Coast and severe economic impact on local communities. While our company believes we have extremely high performance requirements for the safety of drilling operations, we and our industry need to do all we can to learn from this disaster and to take the necessary precautions to ensure such a tragedy never happens again.

The near-term impact of the moratorium on Hess is expected to be relatively minimal.  Our only operated rig in the Gulf of Mexico, the Stena Forth, left the Pony #3 location on Green Canyon 469 in June as part of a preexisting farm-out agreement.  We anticipate completing the Pony #3 well as soon as practicable following the lifting of the moratorium.  The drilling of a production well at the Shenzi Field, in which Hess has a 28 percent interest, was suspended as a result of the moratorium, but this delay is expected to have only a very modest impact to our 2010 production.

In June we announced our intent to preempt BP on their acquisition of Total’s interests in the Valhall and Hod Fields in Norway.  Hess will pay $496 million in cash for an additional 7.85 percent interest in the Valhall Field and 12.5 percent interest in the Hod Field, adding proved reserves of approximately 45 million barrels of oil equivalent. This preemption along with the previously announced asset swap with Shell will result in our share of the Valhall and Hod Fields increasing to 64.05 and 62.5 percent, respectively.  Both transactions are expected to close by the end of the third quarter.

During the second quarter we made progress in our strategy to grow our global inventory of unconventional resource opportunities.  In May, we announced a partnership with Toreador Resources under which Hess will invest up to $65 million in an initial exploration phase and has the option to earn a 50 percent working interest and become the operator in more than one million gross acres in the Paris Basin in France.  An initial six well program will commence in the fourth quarter and continue through 2011.

Yesterday we announced the acquisition of American Oil & Gas, Incorporated for 8.6 million shares of Hess common stock.  This transaction will add approximately 85,000 net acres in the Williston Basin in North Dakota, build upon Hess’ strong land position, leverage our infrastructure and enhance our growth profile in the Bakken oil play.  The transaction is expected to close in the fourth quarter.

With regard to exploration, we drilled two wells on our 100% percent owned Permit WA-390-P in the Northwest Shelf of Australia resulting in one discovery and one dry hole.  We have now drilled 14 wells on the block resulting in 11 discoveries.  We expect to complete our remaining two commitment wells during the third quarter, followed by an appraisal program that will include additional drilling and flow testing of several wells.  Commercial discussions with potential partners regarding WA-390-P are ongoing.

In the fourth quarter, we expect to spud exploration wells on our 40 percent owned BM-S-22 Block in Brazil and our 100 percent owned Tano Cape Three Points Block in Ghana.  In addition, we plan to drill our 100 percent owned Semai V prospect in Indonesia during the first quarter of 2011.

Turning to Marketing and Refining, we reported a loss of $19 million, an improvement over the year ago quarter.

Refining margins at our Hovensa joint venture refinery improved from last year’s second quarter as a result of higher distillate crack spreads and wider light / heavy crude differentials.  This improvement in Refining was more than offset by costs associated with the planned turnaround of the FCC and other related units at our Port Reading, New Jersey facility.

Marketing results were better than the year ago quarter principally due to improved margins.  Although Retail marketing gasoline volumes on a per site basis were down 4 percent, total convenience store sales were up nearly 7 percent.  In Energy Marketing, oil sales were higher year over year while natural gas and electricity sales were lower.

Capital and exploratory expenditures in the first half of 2010 were $1.8 billion, substantially all of which were related to Exploration and Production activities.  For the full year 2010, our capital and exploratory expenditures forecast has increased to $5.5 billion from $4.1 billion.  The increase primarily reflects the acquisition of additional interests in the Valhall and Hod Fields from Total, the acquisition of American Oil & Gas and further appraisal of Permit WA-390-P in Australia.

We are pleased to make these acquisitions that will help us sustain profitable growth in reserves and production.  At the same time, we are maintaining our financial strength, which will provide us the ability to fund future investments.

I will now turn the call over to John Rielly.